UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Capital Senior Living Corporation

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Aug 31, 2021 Dear Capital Senior Living Shareholders, Capital Senior Living Corporation (the “Company”) will hold a Special Meeting of Stockholders (the “Special Meeting”) on October 12, 2021 to approve plans to raise up to $152.5 million through (a) the private placement of convertible preferred stock to affiliates of Conversant Capital LLC (“Conversant”) and (b) a common stock rights offering to existing stockholders, which is contingent upon the closing of the private placement to Conversant (together, the “Transactions”). We, the members of your Board of Directors (the “Board”), unanimously approved these Transactions and strongly urge you to vote in favor of them. Your support is critical. We firmly believe these Transactions are in the best interests of shareholders because, among other things: The Company has an urgent need for substantial, new capital to meet its immediate working capital and liquidity needs, to solve its “going concern” issues, and to provide necessary funding for future growth, value creation and strategic positioning within an increasingly competitive industry. We thoroughly evaluated all potential strategic and financing alternatives, including a sale of the whole Company, over the course of multiple years. Failure to approve the Transactions would leave the Company with insufficient cash to meet its near-term debt obligations and necessary capital expenditures and would put the survival of the Company in jeopardy, potentially leading to insolvency relief. The Transactions are the only viable path forward and make strong strategic and financial sense for our shareholders, including providing them with the ability to participate in the Transactions through the rights offering. Your vote is essential, no matter how many shares you own. Please note that if you do not vote, or if you abstain, then that will result in a vote against all or part of the Transactions. As you may know, an investor with a limited track record, Ortelius Advisors, L.P. (“Ortelius”), is engaged in a misguided campaign to solicit votes against the Transactions yet has not provided any path or vision to shareholders about how the Company can survive (much less grow and thrive) in the absence of the Transactions.

We urge you to vote in favor of the Transactions on the WHITE proxy card and to discard any GOLD proxy card you may receive. These are the facts: THE COMPANY HAS AN URGENT NEED FOR SUBSTANTIAL NEW CAPITAL TO MEET ITS WORKING CAPITAL AND LIQUIDITY NEEDS AND FUND FUTURE GROWTH AND VALUE CREATION The Transactions are essential to the Company’s ability to meet its working capital and liquidity needs, to fortify its balance sheet, to solve its “going concern” issue and to address upcoming debt maturities and other financial obligations. Our business does not currently generate enough cash flow to cover its monthly operating costs and we continue to encounter a very unstable environment which includes the emergence of the Delta variant, an extremely difficult labor environment and inflationary pressures across all our expense categories. While we hopefully have passed the lowest point of the COVID-19 pandemic, its duration, severity and continuing impact on our business remain uncertain. Through these Transactions, we have the opportunity to ensure we have the capital necessary to solidify our balance sheet, provide sufficient runway for the business to fully recover and build a strong platform for the future in keeping with our strategic plan. THE TRANSACTIONS ARE THE RESULT OF A ROBUST AND WELL-CONDUCTED PROCESS We engaged in a multi-year effort to identify the best path forward for the Company and its shareholders. In 2019 and again in 2021, the Board pursued thorough strategic alternatives processes. In 2019, we formed a transaction committee (the “Transaction Committee”) – composed of CEO Kimberly Lody, Michael Reid (Managing Partner at HSP Real Estate Group), Ross Levin (Director of Research for Arbiter Partners Capital Management LLC and a principal in the firm) and Philip Brooks (principal investor and Managing Partner in Select Living LLC and portfolio advisor to NRV, a venture capital firm). That Committee oversaw both strategic alternatives processes along with our financial advisor, Morgan Stanley. From January 2021 through July 2021, the Transaction Committee met nearly a dozen times, including with Morgan Stanley, Willkie Farr & Gallagher LLP, counsel to the Company, and Company management to discuss our business and liquidity outlook, the status of the strategic alternatives process and the terms of any potential transactions.

We contacted 33 potential investors, only three of which submitted proposals. In the end, two of those three bidders withdrew their proposals after conducting diligence. The proposal by Conversant Capital was the only actionable proposal that emerged from this process. Arbiter Partners Capital Management LLC (“Arbiter”), which beneficially owns approximately 13.7% of the Company’s common stock, has indicated it intends to vote in favor of the proposed transaction and has advised the Company that it intends to subscribe in the rights offering that is part of the Transactions. THE REALITY IS SIMPLE: VOTING DOWN THE TRANSACTIONS WILL PUT THE FUTURE OF THE COMPANY IN JEOPARDY A vote against the Transactions is not a vote FOR anything – other than a gamble on an uncertain future. We currently face upcoming debt maturities of approximately $110 million, are not yet cash flow positive and are spending incrementally to improve occupancy and revenue. Further, we have an immediate need of approximately $15 million in working capital for the business. Without the interim loan from Conversant that was part of the Transactions, we would not have had the liquidity to continue funding the occupancy and revenue recovery or to make the incremental principal payments required of the loan agreement extension with BBVA USA Bancshares, Inc. Over the past several years, the Board has taken numerous steps to improve the Company’s liquidity position, including refinancing debt through a Master Credit Facility placed with Fannie Mae, negotiating rent reductions and lease exits, and selling multiple assets to boost the Company’s liquidity. In fact, from May of 2019 to November of 2020, the Company sold five individual assets, raising total net proceeds of $29.5 million. Despite these efforts, without a capital raise of this size, the future of the Company and of your investment could be in jeopardy. THE TRANSACTIONS ARE THE ONLY VIABLE PATH FORWARD AND MAKE STRONG STRATEGIC AND FINANCIAL SENSE FOR SHAREHOLDERS As discussed above and described in detail in our proxy statement, we conducted a thorough process involving consideration of all potential alternatives and a widespread solicitation, that led to a single actionable proposal. We negotiated that proposal extensively. The proposed Transactions that are the result of this thorough process are the only viable option available to the Company. Put simply, there is no credible alternative, despite what Ortelius may claim.

Moreover, please keep in mind that by raising part of this capital through a rights offering, existing shareholders have the opportunity to participate in the Transactions. The capital raised through the Transactions will help us further enhance our strong value proposition, continue our relentless devotion to the safety and well-being of our residents and position the Company for the future. In conducting this process, the sole focus of the Board of Directors was on what is in the best interests of the Company’s shareholders. This is underscored by the fact that the Transactions contemplate a significant number of current Board members being replaced. Your Board of Directors unanimously approved the Transactions and recommends that our shareholders vote “FOR” each of the proposals. *** Your vote at the upcoming Special Meeting is critical to the future success of Capital Senior Living and to protecting your investment. Vote FOR the transaction on the WHITE proxy card today. Sincerely, The Capital Senior Living Board of Directors Michael W. Reid, Chairman Philip A. Brooks Ross B. Levin Ed A. Grier Kimberly S. Lody, President and CEO E. Rodney Hornbake Steven T. Plochocki Jill M. Krueger Vote the WHITE proxy card. If you have any questions or need help in voting your shares, please call the firm assisting us with the solicitation of proxies: (866) 431-2108

No Offer or Solicitation /Additional Information and Where to Find It This letter does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The rights offering will be made pursuant to the Company’s shelf registration statement on Form S-3, which became effective on May 6, 2020, and a prospectus supplement containing the detailed terms of the rights offering to be filed with the SEC. Any offer will be made only by means of a prospectus forming part of the registration statement. Investors should read the prospectus supplement, when available, and consider the investment objective, risks, fees and expenses of the Company carefully before investing. When available, a copy of the prospectus supplement may be obtained at the website maintained by the SEC at www.sec.gov. This communication is being made in connection with the proposed private placement and rights offering. In connection with the proposed transaction, the Company has filed a proxy statement with the SEC. The Company may also file other relevant documents with the SEC regarding the proposed transaction. The proxy statement is being delivered to stockholders of the Company. This communication is not a substitute for the proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the definitive proxy statement and other documents containing important information about the Company and the proposed transaction through the website maintained by the SEC at www.sec.gov. Participants in the Solicitation The Company and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on November 3, 2020, and in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, as amended on April 30, 2021. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials relating to the proposed transaction filed with the SEC. Safe Harbor The forward-looking statements in this letter are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to obtain stockholder approval for the proposed transaction; the satisfaction of all conditions to the closing of the proposed transaction; other risks related to the consummation of the proposed transaction, including the risk that the transaction will not be consummated within the expected time period or at all; the costs related to the proposed transaction; the impact of the proposed transaction on the Company’s business; any legal proceedings that may be brought related to the proposed transaction; the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread; new information that may emerge concerning the severity of COVID-19; the actions taken to prevent or contain the spread of COVID-19 or treat its impact; the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic; the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the transfer of certain communities managed by the Company on behalf of Fannie Mae, Healthpeak, Ventas, and Welltower; the Company’s ability to improve and maintain adequate controls over financial reporting and remediate the identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

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